EXHIBIT 99.1


For Immediate Release         Contact:  Kathleen Bruegenhemke
                     Senior Vice President, Investor Relations
                      TEL: 573.761.6100   FAX: 573.761.6272

               EXCHANGE NATIONAL BANCSHARES, INC.
              OF JEFFERSON CITY, MISSOURI, ACQUIRES
                 CITIZENS STATE BANK OF CALHOUN

          JEFFERSON CITY, MO, May 9, 2000 - On May 4, 2000, Exchange National Bancshares, Inc. (OTC: EXJF) acquired Citizens State Bank of Calhoun, a Missouri state-chartered bank with total assets of approximately $70 million. The acquisition was accomplished by merging Citizens State Bank into Union State Bank & Trust of Clinton, a subsidiary of Exchange National Bancshares. The merged depository institution has been renamed "Citizens Union State Bank & Trust." In the acquisition, the shareholders of Calhoun Bancshares, Inc. (the parent company of Citizens State
Bank) were paid approximately $14 million in cash for their shares.

          The acquisition and merger were announced today by Donald L. Campbell, Chairman of the Board and CEO of Exchange National Bancshares, Inc. "The acquisition of Citizens State Bank fits well within our strategy to expand our base in and near existing markets where we can do so through the acquisition of quality, well managed banks," Mr. Campbell said. "We are particularly enthused about adding the fine staff of the Citizens State Bank to that of Union State Bank & Trust to create a strong locally managed bank for the benefit of the communities we serve."

          Prior to the merger, Union State Bank & Trust had four facilities in Clinton, Missouri, one facility in Osceola, Missouri, and one facility in Collins, Missouri. Citizens State
Bank had one facility in Clinton and one facility in Calhoun, Missouri.

          Upon the consummation of the merger, James E. Smith was named Chairman of the Board and Chief Executive Officer of Citizens Union State Bank & Trust and Robert Wheeler was named its President. Prior to the merger, Mr. Wheeler served as President of Citizens State Bank. The Board of Directors of Citizens Union State Bank & Trust will consist of individuals who were members of the Board of Directors of Union State Bank & Trust or Citizens State Bank prior to the merger.

          Exchange National Bancshares, a bank holding company headquartered in Jefferson City, Missouri, is the parent company of Citizens Union State Bank & Trust, The Exchange National Bank of Jefferson City and Osage Valley Bank. As of March 31, 2000, Exchange National Bancshares had total consolidated assets of approximately $545 million, total deposits of approximately $430 million and total shareholders equity of approximately $57 million.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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